Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286304

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 1, 2025)

$2,000,000,000

Consolidated Edison, Inc.

Common Shares

We have entered into an equity distribution agreement (the “equity distribution agreement”) pursuant to which we may offer and sell our common shares ($.10 par value), referred to herein as the “common shares,” having an aggregate sales price of up to $2,000,000,000 over a period of time and from time to time through Barclays Capital Inc., or “Barclays,” BNY Mellon Capital Markets, LLC, or “BNY,” BofA Securities Inc., or “BofA,” CIBC World Markets Corp., or “CIBC,” Jefferies LLC, or “Jefferies,” J.P. Morgan Securities LLC, or “J.P. Morgan,” KeyBanc Capital Markets Inc., or “KeyBanc,” Mizuho Securities USA LLC, or “Mizuho,” Scotia Capital (USA) Inc., or “Scotiabank,” TD Securities (USA) LLC, or “TD,” and Wells Fargo Securities, LLC, or “Wells Fargo,” as our sales agents. We refer to each of Barclays, BNY, BofA, CIBC, Jefferies, J.P. Morgan, KeyBanc, Mizuho, Scotiabank, TD, and Wells Fargo in their capacity as agent as a “sales agent” and collectively as the “sales agents.” The equity distribution agreement provides that, in addition to the offer and sale of common shares through the sales agents, we also may enter into forward sale agreements between us and each of Barclays, BNY, BofA, CIBC, Jefferies, J.P. Morgan, KeyBanc, Mizuho, Scotiabank, TD, and Wells Fargo or their respective affiliates. We refer to each of these entities, when acting in such capacity, as a “forward purchaser” and collectively as the “forward purchasers.” In connection with each forward sale agreement, the relevant forward purchaser will, at our request, attempt to borrow from third parties and, through its relevant agent, sell a number of shares of our common shares equal to the number of shares of our common shares that underlie the related forward sale agreement to hedge the forward sale agreement. We refer to each of Barclays, BNY, BofA, CIBC, Jefferies, J.P. Morgan, KeyBanc, Mizuho, Scotiabank, TD, and Wells Fargo, when acting as the agent for the related forward purchaser, as a “forward seller” and collectively as the “forward sellers.” Unless otherwise expressly stated or the context otherwise requires, references herein to the “related” or “relevant” forward purchaser mean, with respect to any agent, the affiliate of such agent that is acting as forward purchaser or, if applicable, such agent acting in its capacity as forward purchaser. In no event will the aggregate sales price of shares of our common shares sold through or to the sales agents under the equity distribution agreement and through the forward sellers under any forward sale agreements exceed $2,000,000,000. The offering of our common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale, under the equity distribution agreement, of our common shares with an aggregate sales price of $2,000,000,000 and (2) the termination of the equity distribution agreement by the sales agents, the forward purchasers or us. A sales agent or forward purchaser may terminate the equity distribution agreement at any time but only with respect to itself. We may terminate the equity distribution agreement at any time.

We will not initially receive any proceeds from the sale of borrowed shares of our common shares by a forward seller. We expect to receive proceeds from the sale of our common shares upon future physical settlement of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to settlement date related to the maturity date of the relevant forward sale agreement. If we elect to cash settle or net share settle a forward sale agreement, we may not (in the case of cash settlement) or will not (in the case of net share settlement) receive any proceeds, and we may owe cash (in the case of cash settlement) or shares of our common shares (in the case of net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

Sales of our common shares, if any, will be made in negotiated transactions, including block trades, or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, including sales made directly on the New York Stock Exchange LLC (the “NYSE”), sales made to or through a market maker and sales made through other securities exchanges or electronic communications networks or by any other method permitted by applicable law as otherwise agreed between the applicable sales agent and us.

The sales agents are not required to sell any specific number or dollar amount of our common shares, but each of them and the forward sellers, as applicable, will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell shares designated by us in accordance with the equity distribution agreement. Our common shares offered and sold through the sales agents, as our sales agents or as forward sellers, pursuant to this prospectus supplement and the accompanying prospectus, will be offered and sold through only one sales agent or forward seller, as the case may be, on any given day. We will pay each sales agent a commission that will not exceed 1.0% of the gross sales price of all of our common shares sold through it as our sales agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of the common shares. In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward price payable by the relevant forward purchaser under such forward sale agreement, at a mutually agreed rate that will not (except as provided below) exceed 1.0% of the volume-weighted average of the gross sales price per share of all of the borrowed shares of our common shares sold through such forward seller during the applicable forward selling period for such shares (subject to certain adjustments to such gross sales price for daily accruals and any quarterly dividends having an “ex-dividend” date during such forward selling period).

Under the terms of the equity distribution agreement, we may also sell our common shares to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell our common shares to the sales agents as principal, we will enter into a separate written agreement with the applicable sales agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our common shares are listed on the NYSE under the symbol “ED.” On May 7, 2026, the closing price of our common shares on the NYSE was $106.39 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays	BNY Capital Markets	BofA Securities	CIBC Capital Markets

Jefferies	J.P. Morgan	KeyBanc Capital Markets	Mizuho

Scotiabank	TD Securities	Wells Fargo Securities

The date of this prospectus supplement is May 8, 2026.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common shares subject to the offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common shares subject to the offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, in any related free writing prospectus filed by us with the Securities and Exchange Commission (the “Commission”), and in any communication from us or the sales agents specifying the final terms of the offering. We have not, and the sales agents, the forward sellers and the forward purchasers have not, authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents, the forward sellers and the forward purchasers are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, “Con Edison,” the “Company,” “we,” “our” and “us” refer to Consolidated Edison, Inc.

The following summary contains basic information about the offering. It may not contain all of the information that is important to you. The “Description of Common Shares” section of the accompanying prospectus contains more detailed information regarding the common shares. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and in the accompanying prospectus.

Con Edison

Con Edison, incorporated in New York State in 1997, is a holding company that owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc. (“CECONY” or “Con Edison of New York”), Orange and Rockland Utilities, Inc. (“O&R”), and Con Edison Transmission, Inc. (“Con Edison Transmission”). Our principal executive offices are located at 4 Irving Place, New York, New York 10003, and our telephone number is (212) 460-4600.

Con Edison seeks to provide shareholder value through continued dividend growth, supported by earnings growth in regulated utilities and electric transmission projects. The Company invests to provide reliable, resilient, safe and clean energy critical for its New York and New Jersey customers. Con Edison is a responsible neighbor, helping the communities it serves become more sustainable.

CECONY

CECONY provides electric service to approximately 3.7 million customers in all of New York City (except a part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. CECONY delivers gas to approximately 1.1 million customers in Manhattan, the Bronx, parts of Queens and most of Westchester County. CECONY operates the largest steam distribution system in the United States by producing and delivering approximately 16,975 million pounds of steam annually to approximately 1,485 customers in parts of Manhattan.

O&R

O&R and its utility subsidiary, Rockland Electric Company, provide electric service to approximately 0.3 million customers in southeastern New York and northern New Jersey, an approximately 1,300 square mile service area. O&R delivers gas to over 0.1 million customers in southeastern New York.

Con Edison Transmission

Con Edison Transmission, through its subsidiaries, develops and invests in electric transmission projects and owns interests in both electric and gas assets.

The Offering

Issuer	Consolidated Edison, Inc.

Common Shares Offered From Time to Time	Common shares ($.10 par value), having an aggregate sales price of up to $2,000,000,000.

Use of Proceeds	We currently intend to use the net proceeds that we receive upon the issuance and sale of our common shares by us to or through the sales agents to invest in our subsidiaries for funding of their capital requirements and for our other general corporate purposes.

We will not initially receive any proceeds from the sale of borrowed shares of our common shares by the forward sellers, as agents for forward purchasers, in connection with any forward sale agreement as a hedge of such forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of such forward sale agreement, if we elect cash settlement, to invest in our subsidiaries for funding of their capital requirements and for our other general corporate purposes. See “Use of Proceeds.”

Accounting Treatment	Before the issuance of our common shares, if any, upon settlement of any forward sale agreement, such forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of our common shares that would be issued upon full physical settlement of such forward sale agreement over the number of our common shares that could be purchased by us in the market (based on the average market price during the applicable period) using the proceeds due upon full physical settlement (based on the adjusted forward price at the end of the applicable reporting period). Consequently, prior to physical or net share settlement of such forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above the applicable adjusted forward price, subject to increase or decrease based on the overnight bank funding rate (or another specified daily rate), less a spread, and subject to decrease by amounts related to expected dividends on our common shares during the term of such forward sale agreement. Any issuance and delivery of our common shares by us upon physical or net share settlement of such forward sale agreement, however, will result in dilution to our earnings per share and return on equity.

Listing	Our common shares are listed on the NYSE under the symbol “ED.”

Risk Factors	Investing in our common shares involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Conflicts of Interest	The forward purchasers (or their respective affiliates) will receive the net proceeds of any sale of borrowed shares of our common shares pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of our common shares in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common shares in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. Pursuant to FINRA Rule 5121, because there is a “bona fide public market” for our common shares, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Use of Proceeds” and “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission and these filings are publicly available through the Commission’s website (http://www.sec.gov).

This prospectus supplement and the accompanying prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement on Form S-3 we have filed with the Commission relating to the common shares offered hereby. As permitted by the Commission’s rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more complete information about us and our common shares.

The registration statement, exhibits and schedules are also available through the Commission’s website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-3192). The filings are also available through the “For Investors” section of our website: www.conedison.com. The information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” herein information we file with the Commission. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the Commission that is incorporated by reference herein will automatically update and supersede this information.

We are incorporating by reference herein the following Con Edison documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2025;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•	Current Reports on Form 8-K, dated February 23, 2026 and March 11, 2026; and

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Definitive Proxy Statement Schedule 14A, filed with the Commission on April 8, 2026 (but only the portions thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2025).

We are also incorporating by reference herein any additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) until the termination of the offering.

RISK FACTORS

In addition to the risk factors described below, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference herein before making a decision to invest in our common shares. See “Incorporation by Reference,” above. Our business is influenced by many factors that are difficult to predict, that may be beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition.

Risks Related to our Common Shares

The price of our common shares may fluctuate significantly, which could negatively affect us and holders of our common shares.

The market price of our common shares may fluctuate significantly from time to time as a result of many factors, including: the other risk factors discussed in the documents incorporated by reference herein; variations in our quarterly operating results from our securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and the sale or availability for sale of substantial amounts of our common shares could adversely impact its price.

We have broad discretion in the use of the net proceeds we receive from this offering, and despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds” below, and you will need to rely upon the judgment of our management with respect to the use of net proceeds, potentially with only limited information concerning our specific intentions. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from the currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common shares to decline.

Risks Related to the Forward Sale Agreements

Settlement provisions contained in any forward sale agreement subject us to certain risks.

A forward purchaser will have the right to accelerate a forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that such forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if:

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such forward purchaser determines it is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of our common shares equal to the number of our common shares underlying the relevant forward sale agreement at a rate that is equal to or less than the borrow cost specified in such forward sale agreement;

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such forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the relevant forward sale agreement) with respect to certain ownership restrictions and related filing requirements under the federal securities laws, the New York business corporation law or certain other laws and regulations, as applicable;

•

we declare or pay certain dividends or distributions on our common shares with a cash value in excess of a specified amount, an ex-dividend date that occurs earlier than a specified date or certain non-cash dividends;

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there occurs the announcement of any event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the relevant forward sale agreement);

•	the scheduled maturity occurs during an unwind period related to a cash settlement or net share settlement for all or any portion of the transaction under the relevant forward sale agreement; or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the relevant forward sale agreement or a market disruption event during a specified period that lasts for at least eight consecutive scheduled trading days (in each case, as determined pursuant to the terms of such forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common shares under the physical settlement provisions of the relevant forward sale agreement, which would result in dilution to our earnings per share and return on equity. We expect that any forward sale agreement will settle by the settlement date specified in such forward sale agreement; however, such forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. The relevant forward sale agreement will be physically settled by delivery of our common shares, unless we elect to cash settle or net share settle all or a portion of our obligations under such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of such forward sale agreement, issuance and delivery of our common shares in connection with such physical settlement or, to the extent we are obligated to issue and deliver our common shares, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the common shares underlying a particular forward sale agreement, we expect the relevant forward purchaser to purchase in secondary market transactions a number of our common shares necessary to satisfy its or its affiliate’s obligation to return the common shares borrowed from third parties in connection with the related sales of our common shares under this prospectus supplement. In addition, the purchase of our common shares in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of our common shares over such time, thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash the forward purchaser would owe us) upon a cash settlement of such forward sale agreement or increasing the number of our common shares we would deliver to such forward purchaser (or decreasing the number of our common shares such forward purchaser would deliver to us) upon net share settlement of such forward sale agreement. The forward price we expect to receive upon physical settlement of any forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate (or another specified daily rate) less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on our common shares during the term of the relevant forward sale agreement. If the overnight bank funding rate (or another specified daily rate) is less than the spread on any day, the interest factor will result in a reduction of the forward price for such day. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1)(a) the market value of our common shares during the relevant unwind period under a particular forward sale agreement minus (b) the applicable adjusted forward price; multiplied by (2) the number of common shares underlying such forward sale agreement subject to such cash settlement or net share settlement. Thus, if the market value of our common shares during the relevant unwind period is above the applicable adjusted forward price, in the case of cash settlement, we could be responsible for a potentially substantial cash payment. See “Plan of Distribution (Conflicts of Interest)—Sales Through Forward Sellers” for information on the forward sale agreements.

In certain bankruptcy or insolvency events, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common shares.

If we institute, or an appropriate regulatory or other authority having jurisdiction over us institutes against us, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or such regulator present a petition for our winding-up or liquidation or we consent to such a petition or any other proceeding commences with respect to us under the U.S. Bankruptcy Code, any forward sale agreements will automatically terminate. If any such forward sale agreement so terminates, we would not be obligated to deliver to the relevant forward purchaser any of our common shares not previously delivered, and such forward purchaser would be discharged from its obligation to pay the forward price per share in respect of any of our common shares not previously settled. Therefore, to the extent there are any of our common shares with respect to which any forward sale agreement has not been settled at the time of any such bankruptcy or insolvency proceeding or any such petition, we would not receive the forward price per share in respect of those common shares.

We have in the past entered into forward sale transactions, and we may in the future enter into forward sale transactions that are not part of the offering contemplated by this prospectus supplement, all of which subject us to risks similar to those described above.

We have in the past entered into forward sale transactions and may in the future enter into forward sale transactions in connection with public offerings or other transactions other than the offering contemplated by this prospectus supplement and the accompanying prospectus. The forward sale transactions that we entered into in the past, to the extent not fully settled, subject us to risks that are substantially similar to the risks described above in this section. Likewise, if in the future we enter into any forward sale transactions that are not entered into in connection with the offering contemplated by this prospectus supplement and the accompanying prospectus, those forward sale transactions also may subject us to risks that are substantially similar to the risks described above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Commission, including, but not limited to:

•	its subsidiaries are extensively regulated and may be subject to substantial penalties;

•	its utility subsidiaries’ rate plans may not provide a reasonable return;

•	it may be adversely affected by changes to the utility subsidiaries’ rate plans;

•	the failure of, or damage to, its subsidiaries’ facilities could adversely affect it;

•	a cyber attack could adversely affect it;

•	artificial intelligence is an emerging area of technology that has the potential to impact various aspects of its and its subsidiaries’ business operations and customer interactions;

•	the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it;

•	it is exposed to risks from the environmental consequences of its subsidiaries’ operations, including increased costs related to climate change;

•	its ability to pay dividends or interest depends on dividends from its subsidiaries;

•	changes to tax laws could adversely affect it;

•	it requires access to capital markets to satisfy funding requirements;

•	a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it;

•	it faces risks related to health epidemics and other outbreaks;

•	its strategies may not be effective to address changes in the external business environment;

•	it faces risks related to supply chain disruptions, inflation and the imposition of tariffs (or subsequent changes to tariffs once announced or implemented); and

•	it also faces other risks that are beyond its control.

This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We currently intend to use the net proceeds that we receive upon the issuance and sale of our common shares by us to or through the sales agents to invest in our subsidiaries for funding of their capital requirements and for our other general corporate purposes.

We will not initially receive any proceeds from the sale of borrowed shares of our common shares by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement as a hedge of such forward sale agreement. In the event of full physical settlement of such forward sale agreement, which we expect to occur on or prior to settlement date related to the maturity date of such forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the applicable forward price, subject to increase or decrease based on the overnight bank funding rate (or another specified daily rate), less a spread, under such forward sale agreement and the number of shares of our common shares underlying such forward sale agreement, subject to the price adjustment and other provisions of such forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for the purposes provided in the immediately preceding paragraph. If, however, we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the second preceding sentence (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common shares (in the case of any net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest.”

Our intended uses of any net proceeds from this offering, as described above, represent only our current expectations based on present plans, estimates and assumptions, and we cannot predict with any certainty all of the particular uses of such net proceeds or the amounts and timing of our actual expenditures.

Pending application of any net proceeds from this offering, including pursuant to the settlement of any forward sale agreement, for the foregoing intended purposes, we expect to invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions having investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

ACCOUNTING TREATMENT

Before the issuance of our common shares, if any, upon settlement of any forward sale agreement, such forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of our common shares that would be issued upon full physical settlement of such forward sale agreement over the number of our common shares that could be purchased by us in the market (based on the average market price during the applicable period) using the proceeds due upon full physical settlement (based on the adjusted forward price at the end of the applicable reporting period). Consequently, prior to physical or net share settlement of such forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above the applicable adjusted forward price, subject to increase or decrease based on the overnight bank funding rate (or another specified daily rate), less a spread, and subject to decrease by amounts related to expected dividends on our common shares during the term of such forward sale agreement. Any issuance and delivery of our common shares by us upon physical or net share settlement of such forward sale agreement, however, will result in dilution to our earnings per share and return on equity.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following summary discusses certain material U.S. federal income and estate tax consequences to “non-U.S. holders” relating to the purchase, ownership and disposition of our common shares. As used herein, a non-U.S. holder means a beneficial owner of our common shares that is not a “U.S. Person” (as defined below) or a partnership for U.S. federal income tax purposes. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and judicial decisions, all as in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the statements herein. A “U.S. Person” means a beneficial owner of our common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

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a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. domestic trust immediately prior to that date, and has validly elected to continue to be treated as a U.S. domestic trust.

This summary deals only with our common shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address all of the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. holder in light of such holder’s own particular circumstances, nor does it deal with special situations, such as:

•

tax consequences to non-U.S. holders who may be subject to special tax treatment, such as holders of more than 5 percent of our outstanding common shares, dealers in securities, banks, insurance companies, partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax, tax-exempt entities, common trust funds, certain trusts, hybrid entities, foreign governments, international organizations and dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding our common shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	any gift tax consequences;

•	the Medicare tax imposed on certain investment income;

•	alternative minimum tax consequences, if any; or

•	any U.S. state, local or foreign tax consequences.

If a partnership (or other entity or arrangement treated as a partnership) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisers regarding the U.S. federal income and estate tax considerations to them and their partners of holding our common shares.

THIS DISCUSSION IS FOR GENERAL PURPOSES ONLY. IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON SHARES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL AND ESTATE TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

Dividends on Common Shares

If we make a distribution of cash or other property (other than certain pro rata distributions of our common shares) in respect of our common shares, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common shares, and thereafter will be treated as capital gain. Distributions treated as dividends on our common shares held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30 percent, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30 percent U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as U.S. Persons. Dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes and which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30 percent (or a lower rate if provided by an applicable tax treaty).

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale or Other Disposition of Common Shares

Subject to the below discussion of backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other disposition of our common shares unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•

we are or have been a “U.S. real property holding corporation,” which we refer to as a “USRPHC,” under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for its shares of our common shares.

Gain realized by such non-U.S. holder described in the first bullet above will be subject to a flat 30 percent tax (or such lower tax rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses.

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a U.S. Person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30 percent (or a lower rate if provided by an applicable tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Given the lack of clear guidance in this area, there can be no assurances that we are not or will not become a USRPHC. If, however, we were a USRPHC during the applicable testing period, non-U.S. holders owning (directly or indirectly) more than 5 percent of our common shares will be subject to different tax consequences and should consult their own tax advisers. U.S. federal income tax will not apply to gain realized on the sale or disposition of our common shares by a non-U.S. holder that owns (directly or indirectly) 5 percent or less of our common shares so long as our common shares are “regularly traded on an established securities market” (such as the NYSE) as defined under applicable Treasury regulations. However, we can provide no assurance that our common shares will remain regularly traded.

Information Reporting and Backup Withholding

Dividends and proceeds from the sale or other taxable disposition of our common shares are potentially subject to backup withholding at the applicable rate (currently 24 percent). In general, backup withholding will not apply to dividends on, or proceeds from the disposition of, our common shares paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification (generally on Form W-8BEN or Form W-8BEN-E) that it is a non-U.S. holder and neither we nor our paying agent has actual knowledge (or reason to know) that the holder is a U.S. Person.

Generally, the amount of dividends on our common shares paid to a non-U.S. holder and the amount of any tax withheld from such dividends must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished on a timely basis to the IRS.

Non-U.S. holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules to them.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA”, generally, will impose a U.S. federal withholding tax of 30 percent on certain types of payments, including payments of U.S. source interest or dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain “non-financial foreign entities” unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN or Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN or Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify the information reporting and related rules under FATCA.

Non-U.S. holders are urged to consult their tax advisers regarding FATCA and the application of these requirements to their investment in the common shares.

U.S. Federal Estate Tax

Common shares owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into an equity distribution agreement with Barclays Capital Inc., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., CIBC World Markets Corp., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, as sales agents, Barclays Bank PLC, The Bank of New York Mellon, Bank of America, N.A., Canadian Imperial Bank of Commerce, Jefferies LLC, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, The Bank of Nova Scotia, The Toronto-Dominion Bank and Wells Fargo Bank, National Association, or one or more of their respective affiliates, as forward purchasers, and Barclays Capital Inc., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., CIBC World Markets Corp., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, as forward sellers, pursuant to which we may offer and sell our common shares having an aggregate sales price of up to $2,000,000,000 over a period of time and from time to time through the sales agents. Further, the equity distribution agreement provides that, in addition to the offer and sale of our common shares through the sales agents, we may deliver instructions to a forward seller specifying that it use its commercially reasonable efforts to sell, from time to time, shares of our common shares borrowed by or on behalf of the applicable forward purchaser in connection with one or more forward sale agreements as described below. In no event will the aggregate sales price of shares of our common shares sold through or to the sales agents under the equity distribution agreement and through the forward sellers in connection with any forward sale agreements exceed $2,000,000,000.

Sales of our common shares, if any, under the equity distribution agreement will be made in negotiated transactions, including block trades, or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act, by means of ordinary brokers’ transactions at market prices prevailing at the time of sale, including sales made directly on the NYSE, sales made to or through a market maker and sales made through other securities exchanges or electronic communications networks or by any other method permitted by applicable law as otherwise agreed between the applicable sales agent and us. The sales agents and the forward sellers will not engage in any transactions that stabilize our common shares.

The sales agents are not required to sell any specific number or dollar amount of our common shares, but each of them and the forward seller, as applicable, will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell shares designated by us in accordance with the equity distribution agreement. Our common shares offered and sold through the sales agents, as our sales agents or as forward sellers, pursuant to this prospectus supplement and the accompanying prospectus, will be offered and sold through only one sales agent or any forward seller, as the case may be, on any given day.

We estimate that the total expenses of the offering payable by us in connection with the establishment of the equity distribution program will be approximately $1.0 million, excluding compensation payable to the sales agents (acting in any capacity) under the equity distribution agreement. We have agreed to reimburse the sales agents, the forward sellers and the forward purchasers for certain of their reasonable out-of-pocket expenses.

In connection with the sale of our common shares as contemplated in this prospectus supplement, the sales agents and the forward sellers each may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to a sales agent or forward seller may be deemed to be an underwriting commission or discount. We have agreed to indemnify the sales agents, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the sales agents, the forward sellers and the forward purchasers may be required to make because of any of those liabilities.

If we or a sales agent has reason to believe that our common shares are no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Exchange Act, the applicable party will promptly so notify the other party, and sales of our common shares under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of us and the sales agent.

We intend to report to the Commission at least quarterly (1) the number of shares of our common shares sold to or through the sales agents in connection with the sales as described below under “—Sales Through Sales Agents,” (2) the number of borrowed shares of our common shares sold by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreements as described below under “—Sales Through Forward Sellers” and (3) the net proceeds received by us in connection with transactions described in clauses (1) and (2) above.

Sales of our common shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we, the sales agents, the forward sellers and/or the forward purchasers may agree upon. The offering of our common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale, under the equity distribution agreement, of our common shares with an aggregate sales price of $2,000,000,000 and (2) the termination of the equity distribution agreement by the sales agents, the forward purchasers or us. A sales agent or forward purchaser may terminate the equity distribution agreement at any time but only with respect to itself. We may terminate the equity distribution agreement at any time.

Sales Through Sales Agents

From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may deliver instructions to any of the sales agents regarding a proposed sale of our common shares. Upon receipt of instructions from us, and subject to the terms and conditions of the equity distribution agreement, each sales agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell shares designated by us in accordance with the equity distribution agreement and our instructions. We or the relevant sales agent may suspend the offering of our common shares at any time upon proper notice to the other, upon which the selling period will immediately terminate.

Settlement for sales of our common shares will occur on the first trading day following the date on which the sales were made, or such earlier day as required by the Commission’s rule or industry practice, unless another date shall be agreed to in writing by us and the relevant sales agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of each sales agent under the equity distribution agreement to sell our common shares pursuant to our instructions is subject to a number of conditions, which each sales agent reserves the right to waive in its sole discretion.

We will pay each sales agent a commission that will not exceed 1.0% of the gross sales price of all of our common shares sold through it as our sales agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of such common shares.

Under the terms of the equity distribution agreement, we may also sell our common shares to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell our common shares to the sales agents as principal, we will enter into a separate written agreement with the applicable sales agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Sales Through Forward Sellers

From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may enter into one or more forward sale agreements with a forward purchaser and deliver instructions to its agent under the equity distribution agreement in its capacity as forward seller thereunder. Upon receipt by a forward seller of an instruction from us requesting that it execute sales of borrowed shares of our common shares as a forward seller in connection with the applicable forward sale agreement and subject to the terms and conditions of the equity distribution agreement, the relevant forward purchaser will attempt to borrow from third parties, and the relevant forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, such common shares to hedge such forward purchaser’s exposure under such forward sale agreement. We, the relevant forward seller or the relevant forward purchaser may immediately suspend the offering of common shares at any time upon proper notice to the other party.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common shares, as well as the settlement between the relevant forward seller and buyers of such common shares in the market, will generally occur on the first trading day following each date the sales are made or such earlier day as required by the Commission’s rule or industry practice, unless another date shall be agreed to in writing by the relevant parties. The obligation of the relevant forward seller under the equity distribution agreement to execute such sales of common shares is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduction to the initial forward price payable by the relevant forward purchaser under such forward sale agreement, at a mutually agreed rate that will not (except as provided below) exceed 1.0% of the volume-weighted average of the gross sales price per share of all of the borrowed shares of our common shares sold through such forward seller during the applicable forward selling period for such shares (subject to certain adjustments to such gross sales price for daily accruals and any quarterly dividends having an “ex-dividend” date during such forward selling period).

The initial forward price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward hedge selling commission rate and (2) the adjusted volume-weighted average hedge price per share at which the borrowed shares of common shares were sold pursuant to the equity distribution agreement by the relevant forward seller. Thereafter, the forward price will be subject to adjustment as described below.

The forward sale agreements, if any, will provide that the forward price, as well as the volume-weighted average hedge price used to calculate the initial forward price, will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate (or another specified daily rate), less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on our common shares during the term of the particular forward sale agreement. If the overnight bank funding rate (or another specified daily rate) is less than the spread on any day, the interest rate factor will result in a reduction of the forward price for such day.

Before the issuance of our common shares, if any, upon settlement of a particular forward sale agreement, that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of our common shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of our common shares that would be issued upon full physical settlement of that particular forward sale agreement over the number of our common shares that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds due upon full physical settlement (based on the adjusted forward price at the end of the relevant reporting period). Consequently, prior to physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above the applicable adjusted forward price, subject to increase or decrease based on the overnight bank funding rate (or another specified daily rate), less a spread, and subject to decrease by amounts related to expected dividends on our common shares during the term of that particular forward sale agreement. Any issuance and delivery of our common shares by us upon physical or net share settlement of a particular forward sale agreement, however, will result in dilution to our earnings per share and return on equity.

Any forward sale agreement will be physically settled, unless we elect cash settlement or net share settlement under a particular forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described below and set forth in that particular forward sale agreement). Although we expect to settle any forward sale agreement entirely by the full physical delivery of our common shares in exchange for cash proceeds, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude it is in our interest to do so. For example, we may conclude it is in our interest to cash settle or net share settle if we have no then current use for all or a portion of the net proceeds we would receive upon physical settlement. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1)(a) the market value of our common shares during the relevant unwind period under a particular forward sale agreement minus (b) the applicable adjusted forward price; multiplied by (2) the number of common shares underlying the particular forward sale agreement subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount or deliver to us a number of our common shares having a value equal to the absolute value of such amount. If this settlement amount is a positive number, we will pay such forward purchaser that amount or deliver to such forward purchaser a number of our common shares having a value equal to such amount. In connection with any cash settlement or net share settlement, we would expect such forward purchaser or its affiliate to purchase our common shares in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of the applicable forward sale agreement. The purchase of our common shares in connection with such forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of our common shares over such time, thereby increasing the amount of cash we owe to such forward purchaser (or decreasing the amount of cash such forward purchaser owes us) upon cash settlement or increasing the number of our common shares we are obligated to deliver to such forward purchaser (or decreasing the number of our common shares such forward purchaser is obligated to deliver to us) upon net share settlement. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

A forward purchaser will have the right to accelerate a forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that such forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if: (1) such forward purchaser determines it is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of our common shares equal to the number of our common shares underlying the relevant forward sale agreement at a rate that is equal to or less than the borrow cost specified in such forward sale agreement; (2) such forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the relevant forward sale agreement) with respect to certain ownership restrictions and related filing requirements under the federal securities laws, the New York business corporation law or certain other laws and regulations, as applicable; (3) we declare or pay certain dividends or distributions on our common shares with a cash value in excess of a specified amount, an ex-dividend date that occurs earlier than a specified date or certain non-cash dividends; (4) there occurs the announcement of any event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the relevant forward sale agreement); (5) the scheduled maturity occurs during an unwind period related to a cash settlement or net share settlement for all or any portion of the transaction under the relevant forward sale agreement; or (6) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the relevant forward sale agreement or a market disruption event during a specified period that lasts for at least eight consecutive scheduled trading days (in each case, as determined pursuant to the terms of such forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common shares under the physical settlement provisions, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy or insolvency relating to us, such forward sale agreement will terminate. Following any such termination, we may not issue any common shares and we would not receive any proceeds pursuant to such forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

Restrictions on Sales of Similar Securities

We have agreed that, during any period beginning on the date of an acceptance of our placement notice to sell shares of our common stock pursuant to the equity distribution agreement and ending on the applicable settlement date with respect to such sales, we will not, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, our common shares, without (i) giving the sales agents, the forward purchasers and the forward sellers at least two business days’ prior written notice, specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) the sales agents, the forward purchasers and the forward sellers suspending activity under the equity distribution agreement for such period of time as requested by us or deemed appropriate by the sales agents. This agreement does not apply to:

•

our common shares offered or sold pursuant to the equity distribution agreement and any related terms agreement (including sales of borrowed shares by the forward sellers in connection with any forward sale agreement);

•	our common shares issued upon physical or net share settlement of any such forward sale agreement;

•	upon conversions of our outstanding securities in accordance with their terms; or

•	in connection with our dividend reinvestment, employee stock purchase and long-term incentive plans.

NYSE Listing

Our common shares are listed and traded on the NYSE under the symbol “ED.”

Other Relationships

The sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the sales agents and/or their affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees. Certain of the sales agents or their respective affiliates have lending relationships with us. In particular, affiliates of certain sales agents participate in our revolving credit arrangements.

In addition, in the ordinary course of their business activities, the sales agents and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

The forward purchasers (or their respective affiliates) will receive the net proceeds of any sale of borrowed shares of our common shares pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of our common shares in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest within the meaning of FINRA Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common shares in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. Pursuant to FINRA Rule 5121, because there is a “bona fide public market” for our common shares, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Use of Proceeds” for additional information.

NOTICES TO INVESTORS

No Public Offering Outside the United States

Other than in the United States, no action has been taken by us or the sales agents, the forward sellers or the forward purchasers that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the common shares offered hereby and certain other related legal matters will be passed upon for Con Edison by Deneen Donnley, Esq., Senior Vice President and General Counsel of Con Edison, and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters in connection with the common shares will be passed upon for the sales agents, the forward purchasers and the forward sellers by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for affiliates of Con Edison.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Consolidated Edison, Inc.

Debt Securities

Common Shares ($.10 par value)

We may offer and sell from time to time our unsecured debt securities (“Debt Securities”) and common shares ($.10 par value) (“Common Shares”). Our Common Shares are listed on the New York Stock Exchange LLC under the symbol “ED”.

We will establish the specific price and terms of the Debt Securities and the Common Shares we will offer (collectively, the “Securities”) and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the Securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplement before you invest in the Securities.

Investing in the Securities involves risks. See “Risk Factors” on page 1 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell the Securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of Securities. If any agents, dealers or underwriters are involved in the sale of any Securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of Securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is April 1, 2025.

IN THIS PROSPECTUS, THE “COMPANY,” THE “REGISTRANT,” “CON EDISON,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON, INC.

i

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, that may be beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus (see “Incorporation by Reference,” below), and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference herein contain forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission (the “Commission”), including, but not limited to:

•	its subsidiaries are extensively regulated and may be subject to substantial penalties;

•	its utility subsidiaries’ rate plans may not provide a reasonable return;

•	it may be adversely affected by changes to the utility subsidiaries’ rate plans;

•	the failure of, or damage to, its subsidiaries’ facilities could adversely affect it;

•	a cyber attack could adversely affect it;

•	the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it;

•	it is exposed to risks from the environmental consequences of its subsidiaries’ operations, including increased costs related to climate change;

•	its ability to pay dividends or interest depends on dividends from its subsidiaries;

•	changes to tax laws could adversely affect it;

•	it requires access to capital markets to satisfy funding requirements;

•	a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it;

•	it faces risks related to health epidemics and other outbreaks;

•	its strategies may not be effective to address changes in the external business environment;

•	It faces risk related to supply chain disruptions, inflation and the imposition of tariffs; and

•	it also faces other risks that are beyond its control.

This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. You should also consider the information under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in Con Edison’s other filings with the Commission. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement for the Securities that we have filed with the Commission using a “shelf” registration process. We may use this prospectus to offer and sell from time to time any of the Securities in one or more offerings. This prospectus provides you with a general description of the Securities. Each time we offer Securities, we will file with the Commission a supplement to this prospectus that will describe the specific terms of that offering. The specific terms of the offered Securities may vary from the general terms of the Securities described in this prospectus, and accordingly the description of the Securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered Securities contained in the applicable prospectus supplement. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with any additional or different information. If anyone provides you with such additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell Securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference therein and in any related written communication that we provide or authorize is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission and these filings are publicly available through the Commission’s website (http://www.sec.gov). This prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement on Form S-3 we have filed with the Commission relating to the Securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and the Securities.

The registration statement, exhibits and schedules are also available through the Commission’s Internet website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-3192). The filings are also available through the “For Investors” section of our website: www.conedison.com. The information on our website is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus information we file with them. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supersede this information.

We are incorporating by reference into this prospectus the following Con Edison documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2024; and

•	Current Reports on Form 8-K, dated March 4, 2025 and March 24, 2025.

We are also incorporating by reference into this prospectus any additional documents that we subsequently file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) prior to the termination of the offering of the Securities covered by the applicable prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CON EDISON

Con Edison, incorporated in New York State in 1997, is a holding company that owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc. (“CECONY” or “Con Edison of New York”), Orange and Rockland Utilities, Inc. (“O&R”), and Con Edison Transmission, Inc. (“Con Edison Transmission”). Our principal executive offices are located at 4 Irving Place, New York, New York 10003, and our telephone number is (212) 460-4600.

Con Edison is a holding company that operates only through its subsidiaries and has no material assets other than its interests in its subsidiaries. Our principal business operations are those of CECONY, O&R and Con Edison Transmission. Our ability to pay interest on the Debt Securities and dividends on the Common Shares is dependent on our receipt of dividends and other distributions from these subsidiaries or proceeds from the sale by us of additional securities or assets. Our utility companies are subject to certain restrictions on the dividends that they may pay to us, as discussed in the notes to our consolidated financial statements in our most recent Annual Report on Form 10-K.

CECONY

CECONY provides electric service to approximately 3.7 million customers in all of New York City (except a part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. CECONY delivers gas to approximately 1.1 million customers in Manhattan, the Bronx, parts of Queens and most of Westchester County. CECONY operates the largest steam distribution system in the United States by producing and delivering approximately 15,494 million pounds of steam annually to approximately 1,520 customers in parts of Manhattan.

O&R

O&R and its utility subsidiary, Rockland Electric Company, provide electric service to approximately 0.3 million customers in southeastern New York and northern New Jersey, an approximately 1,300 square mile service area. O&R delivers gas to over 0.1 million customers in southeastern New York.

Con Edison Transmission

Con Edison Transmission, through its subsidiaries, invests in electric transmission projects and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the Securities for general corporate purposes, including, among others, investment by us in our subsidiaries, repayment of our short-term debt and repurchase, retirement or refinancing of our other securities. We may temporarily invest net proceeds prior to their use.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities are expected to be issued under an indenture, dated as of April 1, 2002, between Con Edison and The Bank of New York Mellon (formerly known as The Bank of New York (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of August 1, 2009 and a Second Supplemental Indenture, dated as of February 19, 2025 (such Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part.

The Debt Securities to be issued under the Indenture will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the other unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison (“Subordinated Securities”); provided, however, that if so provided in the prospectus supplement relating to a series of Debt Securities, the Debt Securities will be Subordinated Securities.

There is no requirement that future issues of Debt Securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other Debt Securities. Any such other indenture or documentation would be described in a prospectus supplement or in a revision to this prospectus.

The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the Debt Securities offered and other unsecured debt securities of Con Edison issued under the Indenture, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

Reference is made to the prospectus supplement relating to the Debt Securities offered for any of the following terms not provided herein:

(1)	the title of the Debt Securities;

(2)	the aggregate principal amount of the Debt Securities;

(3)	the percentage of the principal amount representing the price for which the Debt Securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the Debt Securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)

if the amount of payments of the principal of, premium, if any, or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)

the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor and the basis for the computation of interest, if other than a 360-day year consisting of twelve 30-day months;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the Debt Securities shall be payable;

(9)

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of Con Edison;

(10)

the obligation, if any, of Con Edison to redeem, purchase or repay the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities shall be redeemed, purchased or repaid pursuant to such obligation;

(11)	whether the Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the Debt Securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of the maturity of the Debt Securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the Debt Securities;

(15)

the provisions, if any, relating to the defeasance of Debt Securities of a series prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the Debt Securities pursuant to Article 14 of the Indenture (see “Subordination”); and

(18)

any other terms of the Debt Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

The terms of a series of Indenture Securities shall be established by or pursuant to a resolution of Con Edison’s Board of Directors or any duly authorized committee thereof, and set forth in an Officers’ Certificate, or established in a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (defined below) to the extent set forth in the next paragraph. (Section 14.01)

In the event (a) of any distribution of assets of Con Edison in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness (or, in the circumstances described in the foregoing clause (b), all Senior Indebtedness due and payable by reason of such an event of default) receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 14.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 14.03)

“Senior Indebtedness” means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 14.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of December 31, 2024, approximately $27.3 billion of Senior Indebtedness was outstanding, not including as “Senior Indebtedness” $58 million of guarantees by Con Edison of certain obligations of its subsidiaries.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 10 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security.

Payments and Paying Agents: Unless otherwise indicated in the prospectus supplement, payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York Mellon, Corporate Trust Division, 240 Greenwich Street, New York, NY 10286. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York Mellon, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its properties as an entirety or substantially as an entirety to any person, provided that: (i) the successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the successor assumes Con Edison’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to execute supplemental indentures to, among other things, establish the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures and to add to the conditions, limitations or restrictions to be observed by Con Edison and to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained therein or to make such other provisions in regard to matters or questions arising under the Indenture as shall not be inconsistent with the provisions of the Indenture and shall not adversely affect the interests of the holders of the Indenture Securities. The Indenture also contains provisions permitting Con Edison and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)

failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder. Notwithstanding any other provision of the Indenture, however, the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (see Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) as to which it has received written notice within 90 days after the occurrence thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations shall be read into the Indenture against the Trustee. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

The Bank of New York Mellon, which is the Trustee under the Indenture, is a participating bank under Con Edison’s revolving credit agreement and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison and its subsidiaries in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be satisfied and discharged upon delivery of all outstanding Indenture Securities for cancellation or if all other Indenture Securities are to be paid within one year, at maturity or upon redemption, upon deposit with the Trustee of amounts sufficient for such payment and all other sums due under the Indenture. (Section 12.01) In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Section 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such defeasance of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

DESCRIPTION OF COMMON SHARES

Con Edison’s authorized capital stock consists of 500,000,000 Common Shares ($0.10 par value per share), of which 360,200,716 shares were issued and outstanding as of March 31, 2025, and 6,000,000 preferred shares ($1.00 par value per share) (“Preferred Shares”), of which no shares have been issued. Con Edison’s Board of Directors is authorized from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of such series and the designations, relative rights, preferences and limitations (including dividend, liquidation and voting rights, preferences and limitations) of such series to the full extent permitted by the law of the State of New York, except that holders of the Preferred Shares shall not be entitled to more than one vote for each Preferred Share held. The Preferred Shares will have no voting rights, except as so fixed or as otherwise required by applicable law.

The following description of the Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to Con Edison’s Restated Certificate of Incorporation.

Dividends. Subject to any prior rights of Preferred Shares (if any should become outstanding), Common Shares are entitled to dividends when, as and if declared by Con Edison’s Board of Directors, and Con Edison may purchase or otherwise acquire outstanding Common Shares out of funds legally available therefor.

Liquidation Rights. Subject to any prior rights of Preferred Shares (if any should become outstanding), upon liquidation of Con Edison, any remaining net assets of Con Edison are distributable pro rata to the holders of Common Shares.

Voting Rights. Holders of Common Shares are entitled to one vote for each share. There are no cumulative voting rights. Holders of Preferred Shares shall have no voting rights unless, in connection with the issuance of Preferred Shares, Con Edison’s Board of Directors provides voting rights (in which event the voting rights shall not be more than one vote for each Preferred Share held) or unless otherwise required by law.

No Preemptive Rights. Holders of the Common Shares are not entitled to preemptive rights.

Transfer Agent and Registrar. The transfer agent and registrar for the Common Shares is Computershare, Inc., P.O. Box 43006, Providence, RI 02940-3006.

Certain provisions of Con Edison’s Restated Certificate of Incorporation and by-laws and New York law may have the effect of encouraging persons considering unsolicited tender offers or unilateral takeover proposals for Con Edison to negotiate with the Board of Directors and could thereby have an effect of delaying, deferring or preventing a change in control of Con Edison. These provisions include:

Authorized But Unissued Shares. As of March 31, 2025, 139,799,284 Common Shares and 6,000,000 Preferred Shares were authorized but unissued and 33,753,963 Common Shares were held by Con Edison or Con Edison of New York as treasury shares. Such shares could be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, Con Edison’s Restated Certificate of Incorporation grants the Board of Directors broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into Common Shares or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control.

Advance Notice By-law. Under Con Edison’s by-laws, written notice of any proposal to be presented by any shareholder or any person to be nominated by any shareholder for election as a director must be received by Con Edison’s Secretary at Con Edison’s principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, such notice shall be received by the Secretary no more than ten days following the date on which Con Edison publicly announces the date of the applicable annual meeting. (Section 7)

Section 912. Con Edison is subject to Section 912 of the New York Business Corporation Law. Accordingly, Con Edison may not engage in a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any “interested shareholder” for a period of five years from the date that the interested shareholder first became an interested shareholder unless:

•

the business combination, or the acquisition of stock that resulted in the interested shareholder first becoming an interested shareholder, was approved by Con Edison’s Board of Directors prior to the interested shareholder becoming an interested shareholder;

•

the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder or any affiliate or associate of such interested shareholder at a meeting of Con Edison’s shareholders called no earlier than five years after the date that the interested shareholder first became an interested shareholder; or

•	the business combination meets certain “fair price” valuation requirements.

An “interested shareholder” is any person that is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of Con Edison or is an affiliate or associate of Con Edison that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock of Con Edison.

PLAN OF DISTRIBUTION

We may offer the Securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these or other methods of sale. The Securities may also be offered in connection with forward sale agreements or similar arrangements. We will identify the specific plan of distribution in a prospectus supplement, including: (1) the identity of any underwriters, dealers, agents or direct purchasers and the amount of the Securities underwritten or purchased by them and their compensation; (2) the initial public offering price of the Securities, any discounts or concessions allowed or reallowed or paid to dealers and the proceeds that we will receive from the sale of the Securities; and (3) any securities exchange on which the Securities will be listed.

It is anticipated that any underwriting agreement pertaining to any Securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Securities if any are purchased. The underwriters or affiliated companies may engage in transactions with, or perform services for, Con Edison and its affiliates in the ordinary course of business.

In connection with an offering made hereby, any underwriter may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the Securities, and short positions created by the underwriters involve the sale by the underwriters of more Securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the underwriters if such Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the Securities will be as set forth in the prospectus supplement relating to the offering of the Securities.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the Securities and certain other related legal matters will be passed upon for Con Edison by Deneen Donnley, Esq., Senior Vice President and General Counsel of Con Edison, and by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters in connection with the Securities will be passed upon for any underwriters by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for affiliates of Con Edison.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.